Exhibit 10.2

EATON VANCE CORP.
RESTRICTED STOCK UNIT NOTICE & AGREEMENT
(AMENDED AND RESTATED 2013 OMNIBUS INCENTIVE PLAN)

Eaton Vance Corp. (the “Company”), pursuant to its Amended and Restated 2013 Omnibus Incentive Plan (the “Plan”), hereby notifies the Participant identified below of an award of Restricted Stock Units as set forth below (the “Award”). This Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Notice & Agreement (the “Agreement”) and the Plan, a copy of which is available to the Participant at www.schwab.com. Capitalized terms not otherwise defined in this Agreement are as set forth in the Plan.

Notice of Grant

Participant: Participant’s Address:
Date of Grant:
Number of Units Subject to Award:

Vesting Schedule: Provided Participant is still employed by the Company, at each anniversary of the Vest Date, that percentage of the Restricted Stock Units set forth opposite such anniversary shall be or shall be deemed released from the Restriction Period and become Vested, with any fractions vesting on the Third Anniversary of Vest Date.

Vest Date: [______], 2020

Anniversary of Vest Date First Second Third	Vested Percentage 0% 50% 50%

A Participant who does not timely disclaim this Award as described below will be deemed to have accepted this Award and the terms of this Agreement and the Plan. The Participant’s acceptance of the Award indicates acknowledged receipt and understanding of, and agreement to, the terms and conditions of this Agreement and the Plan, and further indicates acknowledged understanding that this Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Restricted Stock Units awarded herein and supersedes all prior oral and written agreements relating to this Award (but not with respect to other awards previously granted and delivered to Participant under the Plan or any other plan sponsored by the Company). To disclaim this Award, the Participant must notify the Chief Legal Officer of the Company (or his designate), in writing, before the close of business on the sixtieth day following the Date of Grant that he or she does not agree to the terms of this Agreement or the Plan. In such case, the Award contemplated herein will be terminated and deemed void ab initio.

EATON VANCE CORP.

By: __________________________

Title:__________________________

Restricted STOCK UNIT NOTICE & Agreement

General Terms and Conditions

This Agreement is made on the Date of Grant set forth on the Notice of Grant that forms a part of this Agreement (the “Notice of Grant”) by and between the Company and the Participant. The terms and conditions of the Award made to the Participant, as set forth on the Notice of Grant and subject to the terms and conditions set forth in the Plan, are as follows:

1.	Award of Restricted Stock Units

1.1.       The Company hereby grants to Participant the number of Restricted Stock Units set forth on the Notice of Grant, in accordance with the Plan and the terms set forth herein. Each Restricted Stock Unit represents the right to receive one share of the Company’s Non-Voting Stock, on the terms and subject to the conditions set forth in this Agreement and the Notice of Grant.

2.	Restriction Period

2.1.       The Award of Restricted Stock Units shall be subject to an ongoing risk of forfeiture in the form of a lapsing right of forfeiture held by the Company for the duration of the vesting period set forth in the Notice of Grant (the “Restriction Period”). As the Restriction Period lapses, the Participant shall become vested in the Restricted Stock Units and be entitled to receive a corresponding number of shares of the Company’s Non-Voting Stock (such Restricted Stock Units are referred to herein as “Vested”). The shares of the Company’s Non-Voting Stock will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date.

2.2.       Subject to Section 2.3 below, if the Participant’s employment terminates during the Restriction Period, all Restricted Stock Units that are not Vested on the Termination shall be immediately forfeited and the Participant shall have no further right thereto; provided, however, that military or sick leave shall not be deemed a Termination of Employment if it does not exceed the longer of ninety (90) days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or by contract. Notwithstanding the foregoing, the Committee may, solely in its discretion, agree to shorten (including to zero) any Restriction Period as it deems appropriate and to the extent permitted by applicable law. Furthermore, all Restricted Stock Units shall become 100% Vested upon the first to occur of the Participant’s death or Disability.

2.3.        If the Participant’s employment terminates in a Qualifying Termination, all Restricted Stock Units shall become 100% Vested upon the Qualifying Termination. “Qualifying Termination” means the Participant’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation from Service”) as a result of the Company’s termination of the Participant’s employment under circumstances not involving Cause, provided that the Participant signs an agreement and release satisfactory to the Company. “Cause” means, with respect to any employee of the Company or Subsidiary, (i) such employee’s failure to perform and discharge his or her duties and responsibilities for any reason other than death, Disability, or relocation by the Company by more than 75 miles, (ii) such employee’s engagement in an action or course of conduct that in the reasonable judgment of the Committee (A) constitutes fraud, embezzlement or theft, (B) violates the Company’s Code of Business Conduct or Code of Ethics as then in effect, (C) constitutes a crime, (D) violates any rule, regulation or law to which the Company or Subsidiary is subject, (E) is negligent, or (F) harms the Company or Subsidiary or either the Company or the Subsidiary’s reputation, (iii) the sanction or censure of such employee by any regulatory or administrative body (including without limitation federal, foreign, state and local), or (iv) such employee’s failure to maintain any license or registration required for the employee to perform the functions of the employee’s position.

2.4.       To the extent that the Company declares and pays any dividends (whether paid in cash, stock or property and including, for the avoidance of doubt, the Special Dividend contemplated by the Agreement and Plan of Merger entered into on October 7, 2020 by and among the Company, Morgan Stanley, and the other parties thereto) with respect to shares of Company Non-Voting Stock during the Restriction Period (such dividends, the “Accrued Dividends”), a dividend equivalent will be credited with respect to the Participant’s Award outstanding on the dividend record date and reinvested in the form of additional Restricted Stock Units. The additional number of Restricted Stock Units credited to the Participant as a result of this dividend reinvestment shall equal: (i) the cash dividend paid on one share of Company Non-Voting Stock, multiplied by (ii) the number of Restricted Stock Units subject to the Award on the applicable dividend record date; with the product of (i) and (ii), divided by the fair market value of a share of Company Non-Voting Stock on the dividend payment date, as determined by the Company in its sole discretion. The Company will credit the dividend equivalents when it pays the corresponding dividend on its Non-Voting Stock. The additional Restricted Stock Units credited to the Participant as a result of the reinvestment of dividend equivalents will vest at the same time as, and be subject to the same vesting and payment provisions set forth in this Agreement with respect to, the corresponding Restricted Stock Units, and references to “Restricted Stock Units” and “Award” in this Agreement shall include such additional Restricted Stock Units credited to the Participant as a result of the reinvestment of dividend equivalents described in this Section 2.4. The decision to pay a dividend and, if so, the amount of any such dividend, is determined by the Company in its sole discretion. No dividend equivalents will be paid to a Participant on any canceled Restricted Stock Units.

2.5       Whenever this Agreement provides that the Award will be paid by delivery of shares of the Company’s Non-Voting Stock on or as soon as practicable following a vesting date or a different specified date or event, such delivery will be considered to have been timely made, and neither the Participant nor any of his or her beneficiaries or estate shall have any claim against the Company for damages based on a delay in delivery of such shares and the Company shall have no liability to the Participant (or to any of his or her beneficiaries or estate) in respect of any such delay, as long as delivery is made by December 31 of the year in which occurs the vesting date or such other specified date or event or, if later, by the 15th day of the third calendar month following the vesting date or such specified date or event, or, in connection with any such delivery due to death, to the extent permissible under Section 409A of the Internal Revenue Code, and any regulations promulgated thereunder (“Section 409A”), by the end of the calendar year following the year of your death. Similarly, neither the Participant nor any of his or her beneficiaries or estate shall have any claim against the Company for damages, and the Company shall have no liability to the Participant (or to any of his or her beneficiaries or estate), based on any shortening of the Restriction Period pursuant to Section 2.2.

2.6       Notwithstanding any other terms of this Agreement or the Plan, if the Company considers the Participant to be one of its “specified employees” as defined in Section 409A at the time of his or her Separation from Service, any vesting and delivery of your Award that otherwise would occur upon his or her Separation from Service (including, without limitation, vesting and delivery of the Award upon the Participant’s Qualifying Termination, as provided in Section 2.3) will be delayed until the first business day following the date that is six months after the Participant’s Separation from Service; provided, however, that in the event that the Participant’s death occurs at any time after the Date of the Award, conversion and payment will be made in accordance with Section 2.2.

3.	Tax Consequences

3.1       It is understood by the Company and the Participant that the release from the Restriction Period of Vested Restricted Stock Units and settlement with shares of Company Non-Voting Stock hereunder may be deemed compensatory in purpose and in effect and that as a result the Company or a Subsidiary may be obligated to pay withholding taxes in respect of such shares at the time the Participant becomes subject to Federal income taxation as a result of the receipt of Vested shares of Company Non-Voting Stock hereunder. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the Vested Restricted Stock Units. On each vesting date (or other date or time at which the Company is required to withhold taxes associated with the Restricted Stock Units), the Company will retain from the shares of Company Non-Voting Stock that otherwise would be delivered to the Participant at the end of the applicable Restriction Period a number of shares of Company Non-Voting Stock having a fair market value (as determined by the Company in its sole discretion) equal to the Company’s minimum statutory withholding obligation with respect to such taxes. If the Company is unable to retain sufficient shares of Company Non-Voting Stock to satisfy such tax withholding obligation, the Participant acknowledges and agrees that the Company or a Subsidiary has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld for taxes relating to the vesting of the Restricted Stock Units. If the Participant fails to make satisfactory arrangements for the payment of any required taxes hereunder at the time any Restricted Stock Units otherwise are scheduled to vest, the Participant will permanently forfeit such Restricted Stock Units and any right to receive shares of Company Non-Voting Stock hereunder and the Restricted Stock Unit Award will be returned to the Company at no cost to the Company and with no payment to the Participant. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the acquisition of the shares of Company Non-Voting Stock upon vesting of the Restricted Stock Units and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Stock Units. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, is available with respect to the Restricted Stock Units.

4.	Compliance with Law

4.1 The Participant shall not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Stock Units, or any interest therein. Participant acknowledges and agrees that neither the Company nor any agent of the Company shall be under any obligation to recognize any transfer of any Restricted Stock Units or issue any Company Non-Voting Stock to any transferee to whom such Restricted Stock Units have been transferred in violation of any of the provisions of this Agreement.

4.2       Participant represents and warrants, as a condition of any transfer of shares of Company Non-Voting Stock upon the vesting of the Restricted Stock Units, that he or she is receiving the shares of Company Non-Voting Stock on his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.

4.3       Participant acknowledges and agrees that neither the Company nor any agent of the Company shall be under any obligation to recognize any transfer of any of the shares of Company Non-Voting Stock if, in the opinion of counsel for the Company, such transfer would result in violation by the Company of any federal or state law with respect to the offering, issuance or sale of securities.

5.	General Provisions

5.1       This Agreement shall be governed and enforced in accordance with the terms of the Plan and, notwithstanding any terms of the Plan to the contrary, the laws of New York, without regard to the conflict of laws principles thereof, and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

5.2       This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof, supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way and may only be modified or amended in writing signed by the Company and the Participant.

5.3       In general, the Company will not issue certificates evidencing shares of Company Non-Voting Stock upon vesting of the Restricted Stock Units.

5.4       All notices or communications provided for under this Agreement shall be given in writing and by hand or by registered mail, return receipt requested, postage prepaid, and shall be addressed

(i) in the case of Participant, to his or her address appearing on the Notice of Grant and

(ii) in the case of the Company,

Two International Place

Boston, MA 02110

Attention: Treasurer

Notices given as hereinabove provided shall be deemed received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report. Any party hereto may designate a change of address by written notice to the other parties given at least ten (10) days before such change is to become effective for purposes of this Agreement.

5.5       The rights and obligations of each party under this Agreement shall inure to the benefit of and be binding upon such party's heirs, legal representatives, successors and permitted assigns. The rights and obligations of the Company under this Agreement shall be assignable by the Company to any one or more persons or entities without the consent of the Participant or any other person. The rights and obligations of any person other than the Company under this Agreement may only be assigned with the prior written consent of the Company.

5.6       No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

5.7       If any provision of this Agreement shall be held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other severable provisions of this Agreement.

5.8       The headings in this Agreement are for convenience of identification only, do not constitute a part hereof, and shall not affect the meaning or construction hereof.

5.9       Participant agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

5.10       In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in the county in which the Company's headquarters in New York is located, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. Each party hereto, in addition to being entitled to exercise all rights granted by law including recovery of damages (but subject to the remainder of this subsection), will be entitled to specific performance of his, her or its rights under this Agreement. The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

5.11       Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her employment or other association with the Company or any Subsidiary, or interfere in any way with the right of the Company and its Subsidiaries, subject to the terms of Participant’s separate employment agreement, if any, or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or otherwise modify the terms and conditions of Participant's employment or association with the Company or a Subsidiary.

5.12 The Participant acknowledges and agrees that the grant of the Restricted Stock Units and their vesting do not constitute an express or implied promise of continued employment or service with the Company for the vesting period, or any period. Under no circumstances on ceasing to be in employment or service of the Company or any Subsidiary, will the Participant be entitled to any compensation for any loss of any right to benefit or prospective right or benefit under the Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages or wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.